Exhibit 10.22

In connection with his hire as President, CIGNA HealthCare in 2002, Pat Welch received from CIGNA:

•	a guarantee of his bonus for 2002 at no less than $800,000;
•

 transition awards under CIGNA’s Long-term Incentive Plan of 10,000 units to be paid in May, 2003 guaranteed at no less than $150 per unit, or $1,500,000, 12,335 units to be paid in May, 2004 guaranteed at no less than $150 per unit, or $1,850,000, and 15,000 units to be paid in May, 2005 under the formula provided by the Plan, which provides a target value of $75 per unit, or $1,125,000; and

•	A stock option award with a Black-Scholes value of $525,000.

In addition, if Mr. Welch retires from CIGNA any time after reaching age 60, or if CIGNA terminates Mr. Welch other than for Cause before he reaches age 60, CIGNA will pay him a non-qualified, unfunded pension benefit determined by using the benefit formula under the pension plan of his former employer (National Life Insurance Company) and his actual salary and bonuses at both National Life and CIGNA, reduced by his actual vested pension benefits, if any, under the pension plans of National Life and CIGNA. If Mr. Welch voluntarily leaves CIGNA before age 60, CIGNA will pay Mr. Welch a non-qualified, unfunded pension benefit equal to the unvested benefit he forfeits under the CIGNA Pension Plan.